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EXHIBIT 21.1

Subsidiaries of UbiquiTel Inc.

Name	State of Incorporation or Organization
UbiquiTel Operating Company	Delaware

Subsidiaries of UbiquiTel Operating Company

Name	State of Incorporation or Organization
VIA Wireless LLC	California

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Subsidiaries of UbiquiTel Inc.
Subsidiaries of UbiquiTel Operating Company